EXHIBIT 99.1

T-Mobile US Reports First Quarter 2014 Results and
Best Ever Quarterly Performance in Branded Postpaid Net Customer Additions

2.4 million total net customer additions including over 1.3 million branded postpaid net customer additions

First Quarter 2014 Highlights:

•	Total net additions of 2.4 million, marking the first quarter ever with more than 2 million net additions

•	Fourth consecutive quarter with over 1 million total net additions, now the fastest growing wireless company

•	Total branded net additions of 1.8 million including branded postpaid net additions of over 1.3 million

•	Total branded prepaid customer growth with 465,000 net additions

•	Record low branded postpaid churn of 1.5%, down 20 basis points sequentially and down 40 basis points YoY

•	Fourth consecutive quarter of pro forma sequential service revenue growth and a return to service revenue growth YoY on a pro forma combined basis

•	Adjusted EBITDA of $1.1 billion, down 12.2% sequentially due to the impact of significant acceleration in customer growth

•	Branded postpaid ARPU of $50.01, down 1.4% sequentially compared to a 2.9% decline in the prior quarter

BELLEVUE, Wash. - May 1, 2014 - T-Mobile US, Inc. (NYSE: TMUS) today reported first quarter 2014 results demonstrating continued strong momentum and record customer response to its Un-carrier moves. The Company has aggressively focused on eliminating consumer pain points and is delivering continued growth in its total and branded customer base through the successful execution of this strategy. In the first quarter, T-Mobile captured virtually all of the industry phone growth, while successfully taking market share from the competition.

T-Mobile reported 2.4 million total net customer additions with 1.8 million total branded net customer additions for the quarter, including branded postpaid net additions of 1.3 million and branded prepaid net additions of 465,000. T-Mobile was once again the fastest growing wireless company in America in the first quarter of 2014 with more than 1.2 million branded postpaid phone net additions, a result that dramatically outperformed the competition. The strong branded postpaid net addition performance resulted from continued momentum in gross additions, which were up 23% quarter-over-quarter and 136% year-over-year, and ongoing improvements in branded postpaid churn, which was 1.5% in the quarter, down 20 basis points quarter-over-quarter and down 40 basis points year-over-year.

“A year ago I promised that we would bring change to what I called this arrogant US wireless industry. We are delivering on that promise and our results reflect the growing customer revolution that we’ve ignited,” said John Legere, President and CEO of T-Mobile. “We are now approaching 50 million customers, added 2.4 million net new customers in the first quarter alone, and posted our fourth quarter of consecutive service revenue growth, while once again adding more net new postpaid customers than the rest of the industry combined!”

Executing on the Un-Carrier strategy to drive results:
T-Mobile’s Un-carrier moves have ushered in a consumer revolution, giving consumers a stronger voice since the roll out began in March 2013. The Company’s key Un-carrier initiatives were as follows:

•
On March 26, 2013, the Company announced its radically simplified unlimited “Simple Choice” service plan with no annual service contract. Device financing with the Equipment Installment Plan (EIP) provides qualifying customers with low out-of-pocket costs on some of the most popular devices available in the US wireless industry. As of the end of the first quarter of 2014, 75% of T-Mobile’s branded postpaid base was on Simple Choice/Value plans.

•
On July 10, 2013, the Company unveiled JUMP!™, a groundbreaking approach to more frequent phone upgrades. T-Mobile had more than 5.3 million customers enrolled in JUMP! at the end of the first quarter of 2014.

•
On October 9, 2013, the Company announced that it would make “the world your network - at no extra charge” - with unlimited data and texting worldwide in 100+ countries for Simple Choice customers. At the same time,

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile announced that it had delivered nationwide 4G LTE in 233 metro areas covering 202 million people. Since then, Simple Choice with global data has expanded to 121 countries and destinations and 4G LTE coverage has increased to 284 metro areas covering more than 220 million people.

•
On October 23, 2013, the Company un-leashed tablets and revolutionized how customers buy and use tablets with free data for life. Customers can receive 200 MB of free data every month with any compatible tablet for as long as they own and use the registered device on T-Mobile’s network. In the first quarter of 2014, T-Mobile had 67,000 mobile broadband branded postpaid net additions, principally composed of tablets, compared to 69,000 in the fourth quarter of 2013.

•
On January 8, 2014, the Company announced that it would reimburse Early Termination Fees (ETFs) for individuals and families who make the switch to T-Mobile and trade in an eligible device. The plan also offers a trade-in value for customers’ phones. This program has seen unprecedented customer uptake with approximately 21% of branded postpaid gross adds taking the ETF offer in the first quarter of 2014.

•
In April 2014, the Company introduced 3 new programs - “Simple Starter,” “Tablet Freedom,” and “Overage Freedom” - that make our service plans and devices even more affordable, and we have eliminated all domestic overage charges for consumers, even those on legacy plans.

Operational and Financial Highlights for the First Quarter of 2014
T-Mobile ended the first quarter of 2014 with approximately 49.1 million customers, an increase of 2.4 million total customers from the end of the fourth quarter of 2013. T-Mobile significantly grew its total branded customer base, with 1.8 million net customer additions during the quarter. Branded postpaid net customer additions of 1.3 million, including more than 1.2 million phone net additions, continued the strong momentum seen in the previous three quarters, reflecting continued low branded postpaid churn and significantly higher gross additions. The Company’s network modernization program and strong execution of its Un-carrier strategy contributed to a record low branded postpaid churn rate of approximately 1.5% for the first quarter of 2014, down 20 basis points versus the fourth quarter of 2013 and an improvement of 40 basis points compared to the first quarter of 2013. The branded prepaid business exhibited improved customer growth with 465,000 branded prepaid net customer additions in the first quarter of 2014, driven by the success of MetroPCS and growth in the 30 expansion markets launched in 2013.

During the first quarter of 2014, the quality of T-Mobile’s customer base and receivables portfolio continued to improve as a result of the implementation of its Un-carrier strategy and the effect of credit tightening over the past two years. Service bad debt expense in the first quarter of 2014 was down 3% year-over-year and was down 13% quarter-over-quarter. 53% of EIP receivables were classified as Prime at the end of the first quarter of 2014, compared to 44% at the end of the first quarter of 2013 and 54% at the end of the fourth quarter of 2013. The slight sequential decline in EIP receivables classified as Prime was due to seasonal factors, most notably the tax season cash effect which drove a slight change in customer mix.

Total revenues for the first quarter of 2014 increased by 47.0% year-over-year, principally due to the inclusion of MetroPCS results in the first quarter of 2014. On a pro forma combined basis, total revenues for the first quarter of 2014 increased 15.3% year-over-year due to higher equipment sales and growth in service revenues. Total smartphone sales, including sales to branded postpaid and prepaid customers, were a record 6.9 million units in the first quarter of 2014, equivalent to 92% of total units sold, up from 91% in the fourth quarter of 2013. This represents a penetration of 81% of the total branded customer base at the end of the first quarter of 2014, up from 79% at the end of the fourth quarter of 2013. On a sequential basis, total revenues increased by 0.7% primarily due to growth in service revenues. The portion of branded postpaid customers on Value or Simple Choice plans was 75% at the end of the first quarter of 2014, up from 69% at the end of the fourth quarter of 2013.

Service revenues for the first quarter of 2014 grew by 33.3% year-over-year primarily due to the inclusion of MetroPCS results for the full quarter. Service revenues increased by 3.3% quarter-over-quarter primarily due to growth of the Company’s customer base, offset in part by increased adoption of Value and Simple Choice plans, which have lower monthly service charges than traditional bundled plans. T-Mobile’s service revenues have grown in each of the last four quarters on a sequential basis. On a pro forma combined basis, service revenues for the first quarter of 2014 increased 4.5% year-over-year. This represents a significant improvement over the fourth quarter of 2013, when service revenues declined by 1.1% year-over-year on a pro forma combined basis, and marks a return to year-over-year service revenue growth.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Branded postpaid average revenue per user (ARPU) decreased quarter-over-quarter by $0.69 or 1.4% to $50.01, an improvement compared to the quarter-over-quarter decline of 2.9% in the fourth quarter of 2013. Branded postpaid ARPU again declined on a year-over-year basis due to the increased adoption of Value and Simple Choice plans. However, the year-over-year decline in branded postpaid ARPU of 7.5% did show an improvement compared to the year-over-year decline of 8.6% in the fourth quarter of 2013. Branded postpaid Average Billings per User (ABPU), which consists of branded postpaid service revenues plus EIP billings divided by the average branded postpaid customers in the period, was $59.54 in the first quarter of 2014, up 3.9% compared to the first quarter of 2013 and up 1.3% compared to the fourth quarter of 2013. Branded prepaid ARPU for the first quarter of 2014 increased by $0.25 or 0.7% to $36.09 compared to the fourth quarter of 2013.

Adjusted EBITDA for the first quarter of 2014 was $1.1 billion, a 12.2% decline from the fourth quarter of 2013, reflecting increased equipment sales due to the significant acceleration in customer growth and the success of the Un-carrier 4.0 - Contract Freedom offer. Adjusted EBITDA margin was 20% compared to 24% in the fourth quarter of 2013.

Cash capital expenditures for the first quarter of 2014 were $947 million, up from $882 million in the fourth quarter of 2013 but down from $1.2 billion on a pro forma combined basis in the first quarter of 2013. Cash capital expenditures reflect T-Mobile’s continued investment in network modernization and 4G LTE deployment.

MetroPCS Combination
T-Mobile has continued to make rapid progress on the expansion and integration of MetroPCS. On July 25, 2013, the Company announced the strategic expansion of the MetroPCS brand with the planned launch of 15 new geographic markets. On November 21, 2013 the Company launched the MetroPCS brand in 15 further markets, bringing the total of expansion markets to 30. As of March 31, 2014, the Company has opened nearly 2,200 distribution points in these new markets.

The Company began selling T-Mobile-compatible devices to MetroPCS customers in the second quarter of 2013 through MetroPCS branded distribution points and has already transitioned approximately 53% of MetroPCS customers to the T-Mobile network. More than 50% of the MetroPCS spectrum has been re-farmed and integrated into the T-Mobile network at the end of the first quarter of 2014.

2014 Outlook Guidance

T-Mobile expects to drive further momentum while continuing to invest in profitable growth. With the success of our Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2014 are now expected to be between 2.8 and 3.3 million.

For the full year of 2014, T-Mobile now expects Adjusted EBITDA to be in the range of $5.6 to $5.8 billion.

Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion.

With this growth and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014.

Quarterly Financial Results

For more details on T-Mobile’s first quarter 2014 financial results, including its “Investor Quarterly” with detailed financial tables and the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

For comparison purposes, pro forma combined measures presented in this release include the combined results of T-Mobile USA and MetroPCS to reflect the business combination for the relevant periods. See Investor Quarterly for further details.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: "TMUS") is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 49.1 million wireless customers and provides products and services through approximately 70,000 total points of distribution, including approximately 8,000 T-Mobile and MetroPCS branded locations and 62,000 third-party and national retailer locations, as well as distribution through our websites. For more information, please visit http://www.t-mobile.com.

Q1 2014 Earnings Conference Call

T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the first quarter 2014 on Thursday, May 1, 2014 at 9:00 a.m. Eastern Time (ET).

T-Mobile Conference Call Information:
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	2955236

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 2955236.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Net income (loss)	$107	$(16)	$(36)	$(20)	$(151)
Adjustments:
Interest expense to affiliates	178	225	183	92	18
Interest expense	51	109	151	234	276
Interest income	(35)	(40)	(50)	(64)	(75)
Other (income) expense, net	6	(118)	7	16	6
Income tax expense (benefit)	72	21	42	(119)	(102)
Operating income (loss)	379	181	297	139	(28)
Depreciation and amortization	755	888	987	997	1,055
MetroPCS transaction and integration costs	13	26	12	57	12
Restructuring costs	31	23	—	—	—
Stock-based compensation	—	6	48	46	49
Adjusted EBITDA	$1,178	$1,124	$1,344	$1,239	$1,088
Adjusted EBITDA of MetroPCS (1)	291	141	—	—	—
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088

(1)
The Adjusted EBITDA of MetroPCS for Q2 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For Q1 2013 and earlier periods the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

"Adjusted EBITDA" - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the branded postpaid ABPU calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid ABPU calculation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

(in millions, except average number of branded postpaid customers and branded postpaid ABPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447
Add: EIP billings	194	314	435	528	657
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,117	20,425	21,084	21,805	22,975
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54

Branded postpaid Average Billings per User ("ABPU") - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan ("EIP") billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes ABPU provides management, investors, and analysts with useful information to evaluate average per-branded postpaid customer billings as it approximates the expected cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

Pro Forma Combined Reconciliations

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Service Revenues
T-Mobile (1)	$4,005	$4,756	$5,138	$5,169	$5,337
MetroPCS	1,101	366	—	—	—
Total service revenues	$5,106	$5,122	$5,138	$5,169	$5,337

Branded Revenues
T-Mobile (1)	$3,766	$4,526	$4,896	$4,923	$5,095
MetroPCS	1,101	366	—	—	—
Total branded revenues	$4,867	$4,892	$4,896	$4,923	$5,095

Branded Prepaid Revenues
T-Mobile (1)	$503	$1,242	$1,594	$1,606	$1,648
MetroPCS	1,101	366	—	—	—
Total branded prepaid revenues	$1,604	$1,608	$1,594	$1,606	$1,648

Total Revenues
T-Mobile (1)	$4,677	$6,228	$6,688	$6,827	$6,875
MetroPCS	1,287	423	—	—	—
Total revenues	$5,964	$6,651	$6,688	$6,827	$6,875

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Cash Capex - Property & Equipment
T-Mobile (1)	$1,076	$1,050	$1,017	$882	$947
MetroPCS	154	61	—	—	—
Total Cash Capex - Property & Equipment	$1,230	$1,111	$1,017	$882	$947

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088
Pro Forma Combined Total Cash Capex - Property & Equipment	1,230	1,111	1,017	882	947
Simple Free Cash Flow	$239	$154	$327	$357	$141

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com